EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Lindsay Hatton/
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS PROMOTES AARON GROHS TO EXECUTIVE VICE

PRESIDENT OF SALES AND MARKETING

HOUSTON, TEXAS – August 28, 2003    Consolidated Graphics, Inc. (NYSE:CGX) announced today that Aaron Grohs has been promoted to  Executive Vice President of Sales and Marketing.

In this newly-created position, Mr. Grohs will be responsible for the development and implementation of strategic marketing and sales initiatives to further leverage the Company’s national presence in the commercial printing industry.       Mr. Grohs is the former President of Mercury Printing, a Consolidated Graphics company in Memphis, Tennessee.

Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, “I am very pleased that Aaron Grohs has accepted this opportunity to lead our Company’s national sales and marketing team, which is an important area of growth for Consolidated Graphics.  As a veteran of the commercial printing industry, Aaron brings significant leadership and sales accomplishments to the position.  I am highly confident in his ability to implement plans and generate new ideas to help us leverage our leading geographic footprint, technology advantages and CGXmedia electronic solutions.”

Also commenting, Mr. Grohs said, “Consolidated Graphics is an established industry leader with significant opportunities for future growth, particularly in the area of national accounts.  As Executive Vice President of Sales and Marketing, I look forward to capitalizing on these opportunities and contributing to the Company’s long-term growth and continued success.”

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CONSOLIDATED GRAPHICS PROMOTES ARRON GROHS TO	PAGE -2-
EXECUTIVE VICE PRESIDENT OF SALES AND MARKETING

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through locations in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s website at www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.